Contact:	Frederick W. Boutin, CEO
Gregory J. Pound, COO
Robert T. Fuller, CFO
303-626-8200

TransMontaigne Partners L.P. Announces Financial Results

For The Three Months And The Year Ended December 31, 2014

And The Filing Of Its Annual Report On Form 10-K

March 12, 2015	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months and year ended December 31, 2014.

Financial Results

“I am pleased to report that TransMontaigne Partners L.P. generated EBITDA of $18.3 million and distributable cash flow of $14.9 million in the fourth quarter.  These quarterly results contributed to record EBITDA, of $74.8 million, and distributable cash flow, of $65.7 million, for the year ended December 31, 2014,” said Fred Boutin, CEO of TransMontaigne Partners.

An overview of the financial performance for the year ended December 31, 2014, as compared to the year ended December 31, 2013, includes:

•	Distributable cash flow generated during the year ended December 31, 2014 was $65.7 million compared to $60.6 million for the year ended December 31, 2013.
•	Consolidated EBITDA generated during the year ended December 31, 2014 was $74.8 million compared to $71.4 million for the year ended December 31, 2013.
•	Operating income for the year ended December 31, 2014 was $38.9 million compared to $38.4 million for the year ended December 31, 2013, principally due to the following:
o

Revenue was $150.1 million compared to $158.9 million due to decreases in revenue at the Gulf Coast, Brownsville,  River and Southeast terminals of approximately $1.1 million, $3.5 million, $1.6 million and $2.9 million, respectively, offset by an increase in revenue at the Midwest terminals of approximately $0.3 million.

o

Direct operating costs and expenses were $66.2 million compared to $69.4 million due to decreases in direct operating costs and expenses at the Gulf Coast, Brownsville and Southeast terminals of approximately $1.1 million, $1.7 million and $0.7 million, respectively, offset by increases in direct operating costs and expenses at the Midwest and River terminals of approximately $0.2 million and $0.1 million, respectively.

o	A decrease in direct general and administrative expenses of $0.4 million.
o	An increase in earnings from investments in unconsolidated affiliates of $4.8 million, which was primarily attributable to the BOSTCO terminal continuing to become fully operational.

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o	A one-time book loss of $1.3 million on the sale of our Mexico operations for the prior year ended December 31, 2013.
•

Annual net earnings were $32.5 million compared to $34.7 million due principally to the changes in annual operating income discussed above and due to an increase in interest expense of approximately $2.8 million.

•	Annual net earnings per limited partner unit were $1.57 per unit compared to $1.90 per unit.
•	The distribution declared per limited partner unit was $2.655 per unit for the year ended December 31, 2014, as compared to $2.59 per unit for the year ended December 31, 2013.

An overview of the financial performance for the three months ended December 31, 2014, as compared to the three months ended December 31, 2013, includes:

•	Distributable cash flow generated during the quarter ended December 31, 2014 was $14.9 million compared to $15.8 million for the quarter ended December 31, 2013.
•	Consolidated EBITDA generated during the quarter ended December 31, 2014 was $18.3 million compared to $18.4 million for the quarter ended December 31, 2013.
•	Operating income for the quarter ended December 31, 2014 was $7.9 million compared to $9.9 million for the quarter ended December 31, 2013, principally due to the following:
o

Revenue was $36.9 million compared to $40.2 million due to decreases in revenue at the Gulf Coast, River and Southeast terminals of approximately $2.0 million, $0.4 million and $1.3 million, respectively, offset by increases in revenue at the Midwest and Brownsville terminals of approximately $0.3 million and $0.1 million, respectively.

o

Direct operating costs and expenses were $17.9 million compared to $17.5 million due to increases in direct operating costs and expenses at the Midwest, River and Southeast terminals of approximately $0.3 million, $0.5 million and $0.3 million, respectively, offset by decreases in direct operating costs and expenses at the Gulf Coast and Brownsville terminals of approximately $0.1 million and $0.5 million, respectively.

o	An increase in direct general and administrative expenses of approximately $0.1 million.
o	An increase in earnings from investments in unconsolidated affiliates of approximately $1.9 million, which was primarily attributable to the BOSTCO terminal continuing to become fully operational.
•

Quarterly net earnings decreased to $5.9 million from $9.0 million due principally to the changes in quarterly operating income discussed above and due to an increase in interest expense of approximately $1.1 million.

•	Net earnings per limited partner unit decreased to $0.26 per unit compared to $0.45 per unit.
•	The distribution declared per limited partner unit was $0.665 per unit for the quarter ended December 31, 2014, as compared to $0.65 per unit for the quarter ended December 31, 2013.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to

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be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Firm Commitments:
Terminaling services fees, net:
External customers	$16,591	$8,117	$49,024	$31,234
Affiliates	9,401	20,011	58,226	83,328
Total firm commitments	25,992	28,128	107,250	114,562
Variable:
Terminaling services fees, net:
External customers	1,148	1,665	3,789	3,969
Affiliates	264	61	818	54
Total variable	1,412	1,726	4,607	4,023
Total terminaling services fees, net	27,404	29,854	111,857	118,585
Pipeline transportation fees	1,059	1,345	3,314	7,600
Management fees and reimbursed costs	1,850	1,549	7,053	6,281
Other	6,634	7,468	27,838	26,420
Total revenue	$36,947	$40,216	$150,062	$158,886

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The amount of revenue recognized as “firm commitments” based on the remaining contractual terms of the terminaling services agreements that generated “firm commitments” for the year ended December 31, 2014 was as follows (in thousands):

At
December 31,
2014
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$8,540
1 year or more, but less than 3 years remaining	80,655
3 years or more, but less than 5 years remaining	14,313
5 years or more remaining	3,742
Total firm commitments for the year ended December 31, 2014	$107,250

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera.  BOSTCO is a newly constructed terminal facility located on the Houston Ship Channel encompassing approximately 7.1 million barrels of storage capacity. BOSTCO began initial commercial operations in the fourth quarter of 2013, with the completion of the full 7.1 million barrels of storage capacity and related infrastructure occurring at the end of the third quarter of 2014.  Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
BOSTCO	42.5%	42.5%	$225,920	$186,181
Frontera	50%	50%	23,756	25,424
Total investments in unconsolidated affiliates			$249,676	$211,605

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Mailing Address:  ● P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended
	December 31,
	2014	2013
BOSTCO	$3,677	$—
Frontera	679	590
Total cash distributions received from unconsolidated affiliates	$4,356	$590

RECENT DEVELOPMENTS

On February 26, 2015, we amended our credit facility to extend the maturity date to July 31, 2018, increase the maximum borrowing line of credit from $350 million to $400 million, and allow for up to $125 million in additional future “permitted JV investments”, which may include additional investments in BOSTCO.  In addition, the amendment allows for, at our request, the maximum borrowing line of credit to be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders.

Effective December 23, 2014, we contracted the bunker fuel capacity at our Cape Canaveral, Florida terminal to World Fuel Services Corporation for a three year term at similar rates to our preceding customer agreement with Morgan Stanley Capital Group, which had expired on May 31, 2014.

On October 31, 2014, NGL Energy Partners LP (“NGL”) provided us the required 18 months’ prior notice that it will terminate its remaining obligations under its Florida terminaling services agreement effective April 30, 2016, which constitutes NGL’s light‑oil terminaling capacity for approximately 1.1 million barrels at our Port Everglades North, Florida terminal.  On November 24, 2014, we contracted approximately 0.4 million barrels of this capacity to World Fuel Services Corporation at similar rates charged to NGL. The tankage is expected to become available to World Fuel Services Corporation in the second quarter of 2015, upon the completion of certain enhancements by us at this facility.  We expect to contract the remaining available space at Port Everglades North prior to April 30, 2016 and at rates that are at least similar to the current rates charged to NGL.

Effective October 6, 2014, we contracted 119,000 barrels of available capacity at our Louisville and Greater Cincinnati, Kentucky terminals to a third party for a three year term commencing May 1, 2015. The majority of this capacity had been unsubscribed since the beginning of 2012.

Exxon’s King Ranch natural-gas-processing plant in Kleberg County, Texas became operational again in late November 2014.    The King Ranch plant was shut down beginning in November 2013 as a result of a fire.  This plant supplies a significant amount of liquefied petroleum gas (“LPG”) to our third-party customer, Nieto Trading, B.V. (“Nieto”), which transports LPG through our Ella-Brownsville and Diamondback pipelines, and has contracted for the LPG storage capacity at our Brownsville terminals.  For the year ended

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December 31, 2014, we recognized, in the aggregate, approximately $4.5 million less in terminaling services and pipeline transportation fee revenue as a result of Nieto not paying us the contractually required minimum throughput amounts owed to us under its terminaling services agreement.

On January 8, 2015, we announced a distribution of $0.665 per unit for the period from October 1, 2014 through December 31, 2014, and we paid the distribution on February 6, 2015 to unitholders of record on January 30, 2015.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•

Our credit facility provides for a maximum borrowing line of credit equal to $400 million.  The credit facility allows us to make up to $125 million in additional future joint venture investments, which may include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. Further, at our request, the maximum borrowing line of credit can be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders. The credit facility became effective March 9, 2011 and expires on July 31, 2018.  At December 31, 2014, our outstanding borrowings were $252 million.

•

Management and the board of directors of our general partner have approved additional expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend into the third quarter of 2015. At December 31, 2014, the remaining expenditures to complete the approved additional expansion capital projects are estimated to be approximately $15 million. We expect to fund our future expansion capital expenditures with additional borrowings under our credit facility.

•

Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

1670 Broadway ● Suite 3100 ● Denver, CO 80202 ● 303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ● P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

FILING OF ANNUAL REPORT ON FORM 10-K

TransMontaigne Partners L.P.’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 12, 2015 and was simultaneously posted to our website: www.transmontaignepartners.com.  Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing TransMontaigne Partners L.P.’s complete audited financial statements for the year ended December 31, 2014 free of charge by contacting TransMontaigne Partners L.P., Attention: Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

Conference Call

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Thursday,  March 12, 2015 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800)  230-1074

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Thursday,  March 12, 2015 until 11:59 p.m. (ET) on Thursday,  March 19, 2015 by calling:

USA:  (800)  475-6701

International:  (320)  365-3844

Access Code:  354815

1670 Broadway ● Suite 3100 ● Denver, CO 80202 ● 303-626-8200 (phone) ● 303-626-8228 (fax)

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Attachment A

Selected Financial Information and Results of Operations

Selected results of operations data for the three months and years ended December 31, 2014 and 2013 are summarized below (in thousands, except per unit amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Income Statement Data
Revenue	$36,947	$40,216	$150,062	$158,886
Direct operating costs and expenses	(17,881)	(17,525)	(66,183)	(69,390)
Direct general and administrative expenses	(1,069)	(959)	(3,535)	(3,911)
Gain (loss) on disposition of assets	—	104	—	(1,294)
Earnings (loss) from unconsolidated affiliates	1,352	(591)	4,443	(321)
Operating income	7,925	9,880	38,927	38,426
Net earnings	5,865	8,960	32,463	34,726
Net earnings allocable to limited partners	4,098	7,364	25,296	28,797
Net earnings per limited partner unit—basic	$0.26	$0.45	$1.57	$1.90

	December 31,	December 31,
	2014	2013
Balance Sheet Data
Property, plant and equipment, net	$385,301	$407,045
Investments in unconsolidated affiliates	249,676	211,605
Goodwill	8,485	8,485
Total assets	664,057	648,432
Long-term debt	252,000	212,000
Partners’ equity	391,465	408,467

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Selected results of operations data for each of the quarters in the years ended December 31, 2014 and 2013 are summarized below (in thousands):

	Three months ended				Year ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2014	2014	2014	2014	2014
Revenue	$38,053	$39,359	$35,703	$36,947	$150,062
Direct operating costs and expenses	(15,392)	(16,396)	(16,514)	(17,881)	(66,183)
Direct general and administrative expenses	(918)	(462)	(1,086)	(1,069)	(3,535)
Allocated general and administrative expenses	(2,782)	(2,782)	(2,782)	(2,781)	(11,127)
Allocated insurance expense	(914)	(913)	(942)	(942)	(3,711)
Reimbursement of bonus awards	(375)	(375)	(375)	(375)	(1,500)
Depreciation and amortization	(7,400)	(7,396)	(7,400)	(7,326)	(29,522)
Earnings from unconsolidated affiliates	163	1,275	1,653	1,352	4,443
Operating income	10,435	12,310	8,257	7,925	38,927
Other expenses, net	(1,197)	(1,470)	(1,737)	(2,060)	(6,464)
Net earnings	$9,238	$10,840	$6,520	$5,865	$32,463

	Three months ended				Year ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Revenue	$41,598	$38,698	$38,374	$40,216	$158,886
Direct operating costs and expenses	(16,728)	(17,294)	(17,843)	(17,525)	(69,390)
Direct general and administrative expenses	(1,100)	(651)	(1,201)	(959)	(3,911)
Allocated general and administrative expenses	(2,740)	(2,741)	(2,741)	(2,741)	(10,963)
Allocated insurance expense	(958)	(935)	(935)	(935)	(3,763)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(7,339)	(7,460)	(7,392)	(7,377)	(29,568)
Gain (loss) on disposition of assets	—	—	(1,398)	104	(1,294)
Earnings (loss) from unconsolidated affiliates	40	(4)	234	(591)	(321)
Operating income	12,460	9,301	6,785	9,880	38,426
Other expenses, net	(922)	(1,077)	(781)	(920)	(3,700)
Net earnings	$11,538	$8,224	$6,004	$8,960	$34,726

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Attachment B

Distributable Cash Flow

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	October 1, 2014	January 1, 2014
	through	through
	December 31, 2014	December 31, 2014
Net earnings	$5,865	$32,463
Depreciation and amortization	7,326	29,522
Earnings from unconsolidated affiliates	(1,352)	(4,443)
Distributions from unconsolidated affiliates	4,356	10,053
Deferred equity-based compensation	23	721
Interest expense	1,817	5,489
Amortization of deferred financing costs	243	975
“Consolidated EBITDA”	18,278	74,780
Interest expense	(1,817)	(5,489)
Amortization of deferred financing costs	(243)	(975)
Amounts due under long-term terminaling services agreements, net	379	1,298
Project amortization of deferred revenue under GAAP	(516)	(2,437)
Project amortization of deferred revenue for DCF	570	2,331
Distributions paid to holders of restricted phantom units	(6)	(32)
Cash paid for purchase of common units	(77)	(342)
Capitalized maintenance	(1,709)	(3,427)
“Distributable cash flow”, or DCF, generated during the period	$14,859	$65,707

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,624	$50,335

Distributable cash flow and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from the results of our operations for the three months and the year ended December 31, 2014.    Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies. Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance. Further, Consolidated EBITDA is calculated consistent with the provisions our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement. We believe that these measures provide investors an enhanced perspective of

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the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward‑Looking Statements

This press release includes statements that may constitute forward‑looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward‑looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 12, 2015. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

-END-

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Mailing Address:  ● P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com